Exhibit 99.1

SWM APPOINTS NEW CHIEF OPERATING OFFICER

(ALPHARETTA, GA) March 6, 2013 - Schweitzer-Mauduit International, Inc. (NYSE: SWM), a world leader of engineered solutions primarily for the tobacco and fine paper industries, announced today Stephen (Steve) Dunmead has joined the company as Chief Operating Officer.

In this role, Mr. Dunmead assumes responsibility for the strategic and operational leadership of SWM's Paper and Reconstituted Tobacco Leaf (RTL) divisions, including the company's global research and development, sales and marketing, operational excellence, and sustainability initiatives. Mr. Dunmead has more than 20 years of operational, technical and management experience, particularly with companies pursuing growth initiatives. His background includes substantial hands-on experience and expertise in research and technical roles, as demonstrated by the 25 U.S. patents he holds on advanced materials and specialty chemicals. Mr. Dunmead was named Inventor of the Year by Dow Chemical in 1994 and again in 1996.

According to SWM's Chairman and Chief Executive Officer Frédéric Villoutreix, “This is a very exciting time for SWM. Our Paper and RTL businesses have very good growth opportunities over the next several years, including the ramp-up of capabilities in China, with our second joint venture expected to open in 2014. In addition, this change will help to better focus our resources on innovation and organic growth opportunities in non-tobacco market adjacencies that already comprise a portion of our revenue base. This includes highly engineered products supporting electrical, laminating, filtration and medical applications. Adding Steve to our team augments our internal expertise and will help us make the most of these organic opportunities, while keeping a keen focus on our core operations. We are fully committed to ensuring SWM's long-term continued success and maximizing customer and shareholder value. We welcome Steve to our executive team and look forward to his contributions.”

Otto Herbst, previously COO and Executive Vice President of Global Papers, will continue to lead as Executive Vice President, managing the company's paper business.

About SWM

SWM is a leading provider of highly-engineered and proprietary solutions primarily for the tobacco industry. It also manufactures specialty papers for other applications. SWM and its subsidiaries conduct business in over 90 countries and employ approximately 2,700 people worldwide, with operations in the United States, France, Brazil, Canada, Poland and two joint ventures in China. For further information, please visit the company's Website at www.swmintl.com.

SOURCE SWM

Contact Information

Jeff Cook
+1-770-569-4277 or +1-800-514-0186
SWM Company Website: http://www.swmintl.com